Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149988, No. 333-145505, 333-148075, 333-134383, 333-117945, and 333-108314 on Form S-8 and Registration Statement No. 333-145504 on Form S-3, of our report dated March 27, 2009, relating to the financial statements of VIA Pharmaceuticals, Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern uncertainty and the adoption of a new accounting standard) appearing in this Annual Report on Form 10-K of VIA Pharmaceuticals, Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP

San Francisco, CA
March 27, 2009